UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2019
___________

DYNEX CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-9819 (Commission File Number)	52-1549373 (IRS Employer Identification No.)

4991 Lake Brook Drive, Suite 100 Glen Allen, Virginia (Address of principal executive offices)	23060-9245 (Zip Code)

Registrant's telephone number, including area code: (804) 217-5800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

As part of a public offering of common stock announced on January 28, 2019, Dynex Capital, Inc. (the “Company”) disclosed the following estimated preliminary results of operations for its fourth quarter and full year ended December 31, 2018:

•
Net loss to common shareholders of approximately $(81.5) million versus net income to common shareholders of $22.6 million for the quarter ended September 30, 2018, or net loss per common share of approximately $(1.34) versus net income of $0.39 per common share for the quarter ended September 30, 2018;

•
Core net operating income to common shareholders of approximately $10.9 million, or $0.18 on a per share basis for the quarter ended December 31, 2018 versus $10.8 million and $0.19 per common share for the quarter ended September 30, 2018; and

•	Book value per common share of approximately $6.02 at December 31, 2018 versus $6.75 per common share at September 30, 2018 and book value per common share of an estimated $6.18 at January 25, 2019.

The Company incurred a net loss during the fourth quarter of 2018 as interest rates declined contributing to an $(82.0) million loss on derivative instruments principally related to interest rate swaps. Book value per common share declined as the increase in fair value of mortgage-backed securities (“MBS”) of $50.1 million only partially offset the loss on derivative instruments. Market volatility at the end of 2018 led to widening of credit spreads on Agency residential MBS (“RMBS”) and commercial MBS (“CMBS”) limiting the increase in the fair value of these securities during the quarter versus the associated interest rate hedges. As a result of an increase in interest earning assets during the quarter ended December 31, 2018, coupled with the decline in shareholders’ equity, leverage increased to 6.4x from 5.3x and leverage including to-be-announced ("TBA") dollar roll positions increased to 8.0x from 6.7x at September 30, 2018.
The above estimates are preliminary as the Company has not completed all of the procedures that it would normally conduct in connection with the year-end compilation of its financial results. In addition, the Company’s auditor, BDO USA LLP, has not substantially completed its normal audit procedures for the quarter and year ended December 31, 2018. There can be no assurance that the Company’s final results for this period will not differ from these estimates, including as a result of the Company’s quarter-end and year-end closing procedures. These estimates should not be viewed as a substitute for full interim and year-end financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP").
Since September 30, 2018 and through January 25, 2019, the Company has issued 3.8 million shares of common stock through its continuous equity placement program and raised net proceeds of $22.6 million.

Use of Non-GAAP Financial Measures

This Current Report on Form 8-K includes core net operating income to common shareholders (and its related per share amount), a non-GAAP financial measure, which is used by management in the Company’s internal analysis of financial and operating performance. Management believes the presentation of this measure, when analyzed in conjunction with the Company’s GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers, although the Company’s presentation of this non-GAAP measure may not be comparable to other similarly-titled measures of other companies.
Management views core net operating income to common shareholders as an estimate of the Company’s financial performance excluding changes in fair value of its investments and derivatives. In addition to the non-GAAP reconciliation set forth below, core net operating income to common shareholders can also be determined by adjusting net interest income to include interest rate swap periodic interest costs, drop income on TBA dollar roll positions, general and administrative expenses, and preferred dividends. Management includes drop income, which is included in “gain (loss) on derivatives instruments, net” on the Company's consolidated statements of comprehensive income, in core net operating income because TBA dollar roll positions are viewed by management as economically equivalent to holding and financing Agency RMBS using short-term repurchase agreements. Management also includes periodic interest costs from its interest rate swaps, which are also included in “gain (loss) on derivatives instruments, net”, because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and including periodic interest costs from interest rate swaps is a helpful indicator of the Company’s total cost of financing in addition to GAAP interest expense. However, this non-GAAP measure does not provide a full perspective on the Company’s results of operations, and therefore, its usefulness is limited. For example, core net operating income (and its related per share amount) does not include gains or losses from available-for-sale investments, changes in fair value of and costs of terminating interest rate swaps, as well as realized and unrealized gains or losses from any instrument used by management to economically hedge the impact of changing interest rates on its portfolio and book value per common share, such as futures. As a result, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company’s GAAP results as reported on its consolidated statements of comprehensive income.

The following table reconciles core net operating income to common shareholders to GAAP net (loss) income to common shareholders:

	Three Months Ended
($s in thousands except per share amounts)	December 31, 2018	September 30, 2018
GAAP net (loss) income to common shareholders	$(81,485)	$22,630
Less:
Change in fair value of derivative instruments, net (1)	86,993	(13,460)
Loss on sale of investments, net	5,428	1,726
De-designated cash flow hedge accretion (2)	(75)	(66)
Fair value adjustments, net	16	(12)
Core net operating income to common shareholders	$10,877	$10,818

Weighted average common shares	60,870	57,727
Core net operating income per common share	$0.18	$0.19

(1)
Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes net periodic interest benefits/costs incurred on effective interest rate swaps outstanding during the period.

(2)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the accretion of the balance remaining in accumulated other comprehensive loss as a result of the Company's discontinuation of cash flow hedge accounting effective June 30, 2013.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Current Report on Form 8-K regarding the business of Dynex Capital, Inc. that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

The information included in this Item 2.02 shall be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 8.01    Other Events.

On January 28, 2019, the Company issued a press release announcing that it plans to make a public offering of 7,000,000 shares of its common stock. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.
On January 28, 2019, the Company also announced that its Board of Directors had declared a cash dividend of $0.06 per common share for February 2019. The dividend is payable on February 28, 2019 to shareholders of record on February 14, 2019. A copy of the press release is being furnished as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

As part of the public offering of common stock announced on January 28, 2019, the Company also disclosed the following litigation update:

As previously disclosed, the Company and DCI Commercial, Inc. (“DCI”), a former affiliate and formerly known as Dynex Commercial, Inc., are defendants in litigation pending in the United States District Court for the Northern District of Texas (the “Court”), as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. Plaintiffs alleged, among other things, fraudulent transfer of DCI assets to the Company and that the Company and DCI were a single enterprise. Plaintiffs’ original complaint was dismissed on May 7, 2018, with leave to replead. Plaintiffs filed an amended complaint on June 4, 2018 and added former corporate affiliates of the Company’s and one of our current executive officers as defendants. The Court dismissed Plaintiff’s amended complaint on January 25, 2019, with leave to replead again. The Court found that it lacked personal jurisdiction with respect to the added defendants. With respect to the claims against DCI and the Company, the Court found the single enterprise claims were still conclusory and merely support a legal conclusion without alleging particular supporting facts. The Court also found that Plaintiffs’ allegations as they relate to fraudulent transfers still did not sufficiently allege facts to enable the Court to draw reasonable inference that the Company or DCI acted with constructive or actual fraudulent intent. Plaintiffs have until February 22, 2019 to file a second amended complaint.

The claim filed against the Company by one of the Plaintiffs for $11.3 million on May 24, 2018 in the 68th District Court in Dallas County, Texas seeking payment pursuant to a litigation cost sharing agreement the Company entered into with DCI, as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, is ongoing. The garnishment action related to DCI, discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, is also ongoing. There have been no material developments in either case since the Company’s prior disclosure.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated January 28, 2019
99.2	Press release dated January 28, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEX CAPITAL, INC.

Date:	January 28, 2019	By:	/s/ Stephen J. Benedetti
Stephen J. Benedetti
Executive Vice President, Chief Financial Officer and Chief Operating Officer